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Annual Statement of Compliance

VIA: EMAIL

Banc of America Commercial Mortgage Inc.
214 North Tryon Street, NC1-027-22-03
Charlotte, North Carolina 28255

Re:           Commercial Mortgage Loan Trust 2008-LS1

Reference is made to the Pooling and Servicing Agreement (the "Agreement") dated as of March 1, 2008 among Banc of America Commercial Mortgage Inc., as Depositor, Bank of America, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Certificate Administrator and REMIC Administrator.

I, James A. Jendra, a Senior Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Certificate Administrator and REMIC Administrator hereby certify that:

          (1) A review of the activities of the Certificate Administrator and REMIC Administrator during the preceding calendar year and of the performance of the Certificate Administrator and REMIC Administrator under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Certificate Administrator and REMIC Administrator have fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date:      3/10/09
Bank of America, National Association as successor by merger to LaSalle Bank National Association

/s/ James A. Jendra
James A. Jendra
Senior Vice President
Americas Executive

Tel: 312.904.1671
IL4 - 135-17-16
135 S. LaSalle St, Chicago, IL 60603

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